UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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ZIFF DAVIS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 27, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2024

Dear Ziff Davis, Inc. Stockholders:
At our upcoming Annual Stockholders Meeting on May 7, 2024, you are being asked to vote to approve the 2024 Equity Incentive Plan (the “2024 Plan”) as further described in proposal 4 (the “2024 Equity Incentive Plan Proposal”) in our proxy statement filed with the Securities and Exchange Commission on March 27, 2024 (the “Proxy Statement”). We are writing to provide further context regarding certain aspects of our anticipated equity needs and equity program design that we hope you will carefully consider before voting your shares. This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any and all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. We recommend that stockholders vote “FOR” the 2024 Equity Incentive Plan Proposal.
Our redesigned equity incentive program reflects feedback received over time from certain stockholders who have suggested the Company review the structure of its performance stock awards and consider moving away from an absolute share price-based performance award program. We redesigned our performance awards to be based upon relative total shareholder returns (“rTSR”) as compared to companies in our peer group. As is common in the market, the rTSR program can result in outcomes that can range from 0% to more than 100% of the initial target shares granted. In our case, the rTSR program can result in outcomes from 0% to 200%. The performance metrics to achieve greater than a 100% payout under the new performance-based equity awards are designed to be challenging in an outperformance scenario. Nonetheless, we will be required to reserve the full 200% potential payout for each grant of performance-based equity awards to account for the maximum performance potential. In addition, the Compensation Committee has determined that it was appropriate to include our CEO in annual equity grants in light of the fact that his outstanding unvested equity had reached a level such that it was no longer in line with the equity compensation programs of the Company’s peers. Moreover, the Compensation Committee believed it appropriate to begin layering in regular equity grants that align our CEO’s compensation program with that of the balance of the management team and place a meaningful portion of his compensation (50% of his 2024 award) at-risk tied to the performance of the Company’s stock.
The Compensation Committee considered the factors described in the paragraph above in addition to certain other factors, when estimating the Company’s anticipated go-forward burn rate, and determining the number of shares requested under the 2024 Plan. Our Compensation Committee and Board believe that our projected go-forward burn rate of approximately 2% is reasonable and well within market norms. Based on our projections, we believe that our overhang and burn rate are positioned in the bottom quartile of our peers. We encourage stockholders to consider this go-forward projection, rather than our historic equity usage, in assessing the expected duration of the shares we are requesting under the 2024 Plan.
We hope this letter clarifies the basis upon which we determined to propose to reserve 3,500,000 shares under the 2024 Plan. We believe these shares will last for at least three years and that this proposal demonstrates our commitment to designing an equity incentive plan that aligns with stockholder interests. We look forward to our ongoing dialogue as we continue to drive long-term success for Ziff Davis and our stockholders. We thank you for your consideration and continued support, and again encourage you to vote “FOR” the 2024 Equity Incentive Plan Proposal.
Whether or not you plan to attend the annual meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.
Sincerely,
Scott C. Taylor, on behalf of the Compensation Committee